As filed with the Securities and Exchange Commission on January 13, 2004

Registration 333-110199

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS KNOWLEDGE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Washington	7372	91-1350484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Fifth Avenue, Suite 1900

Seattle, Washington 98101

(206) 834-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Brochu

President, Chief Executive Officer and Chairman of the Board

Primus Knowledge Solutions, Inc.

1601 Fifth Avenue, Suite 1900

Seattle, Washington 98101

(206) 834-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Kocher

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

(206) 623-7580

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell securities and is not soliciting offers to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 13, 2004

2,131,009 Shares

Common Stock

The selling shareholders listed herein may offer for sale up to 2,131,009 shares of Primus’ common stock from time to time. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders may sell the shares in transactions on the NASDAQ SmallCap Market, in privately negotiated transactions or otherwise.

Our common stock is quoted on the NASDAQ SmallCap Market under the symbol “PKSI.” On January 12, 2004, the last reported sale price for the common stock on the NASDAQ SmallCap market was $6.01 per share.

Investing in the common stock offered hereby involves risks.

See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13 , 2004

THE COMPANY

We provide application software that enables companies to improve customer service by accessing, analyzing and improving information. Primus® software offers a significant measurable value to businesses by providing an infrastructure that captures and shares knowledge, increasing the efficiency and effectiveness of customer service. Our software products can be implemented as a suite or as individual products, depending on the customer’s preference and/or business need. Our software is flexible and easily implemented. Our solutions can be combined with leading customer relationship management (CRM) and knowledge management applications, including those from Amdocs/Clarify, BEA, Kana, Onyx, Oracle, PeopleSoft, Remedy, Siebel and others. In addition to software applications, we offer professional services to assist customers with software implementation, integration, hosting, training and support.

We target mid- to large-sized organizations, and our products are used by call centers, IT helpdesks, human resources organizations, marketing organizations, and eService businesses. In addition to our traditional markets of technology and telecommunications, we touch vertical markets that include aerospace, financial services, manufacturing and retail. We develop our products and market and sell our software and services primarily through a direct sales force and a minority owned Japanese joint venture. We have offices throughout the United States, and in the United Kingdom and France.

We incorporated in Washington State in 1986. Our principal offices are located at 1601 Fifth Avenue, Seattle, Washington 98101, and our phone number is (206) 834-1000.

RISK FACTORS

You should carefully consider the risks and uncertainties described below before making an investment decision. They are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently deem immaterial also may impair our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

We have a history of losses and may not be profitable in the future and may not be able to generate sufficient revenue or funding to continue as a going concern.

Since we began operations, our revenue has not been sufficient to support our operations, and we have incurred operating losses in every quarter through June 30, 2003. As of June 30, 2003, our accumulated deficit was approximately $104 million. Our history of losses may cause some of our potential customers to question our viability and hamper our ability to sell some of our products. Our revenue has been affected by the increasingly uncertain economic conditions both generally and in our market. Although we have restructured our operations to reduce operating expenses, we will need to significantly increase our revenue from the calendar quarter ended June 30, 2003 and/or further reduce our operating expenses to achieve profitability and maintain positive cash flows from operations, and our revenue may decline, or fail to grow, in future periods. Our expectations as to whether we can maintain positive cash flows from operations, and as to our future cash balances, are subject to a number of assumptions, including assumptions regarding improvements in general economic conditions and customer purchasing and payment patterns, many of which are beyond our control. In addition we may require additional financing, which might not be available on acceptable terms, if at all.

As a result of uncertainties in our business and the general economic slowdown, we have experienced and may continue to experience difficulties in collecting outstanding receivables from our customers and attracting new customers. As a result, we may continue to experience losses, even if sales of our products and services grow.

Quarterly fluctuations in our operating results may adversely affect our stock price.

Fluctuations in our operating results, particularly compared to the expectations of investors could cause severe volatility in the price of our common stock. Our revenue and operating results have fluctuated substantially from quarter to quarter and are likely to continue to do so in the future. Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter particularly because of the length of our sales cycle, delays in customer buying decisions and variation in the size of individual license transactions from quarter to quarter. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. We will continue to base our decisions regarding operating expenses on anticipated revenue trends. Therefore, to the extent our actual revenue falls short of our expectations, our operating results will suffer and our stock price will likely decline. If quarterly revenue or operating results fall below the expectations of investors, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described under the other subheadings of these “RISK FACTORS” as well as:

•	general economic conditions that adversely affect our customers’ capital investment levels in eService (that is, Internet browser based self-service solutions) and knowledge management systems

•	the evolving and varying demand for our software products and services

•	budget and spending decisions by information technology and customer support departments of our customers

•	order deferrals in anticipation of new products or product enhancements introduced by our competitors or us

•	our ability to manage our expenses

•	the timing of new releases of our products

•	changes in our pricing policies or those of our competitors

•	the timing of execution of large contracts that materially affect our operating results

•	uncertainty regarding the timing of delivery of our products

•	changes in the level of sales of professional services as compared to product licenses

•	the mix of sales channels through which our products and services are sold

•	the mix of our domestic and international sales

•	costs related to the customization of our products

•	our ability to expand our operations, and the amount and timing of expenditures related to this expansion

•	decisions by customers and potential customers to delay purchasing of our products

•	a trend of continuing consolidation in our industry

•	global economic and political conditions, as well as those specific to our customers or our industry

Due to the protracted slowdown in the national and global economy, geopolitical uncertainties and uncertainties concerning the extent or timing of any meaningful economic recovery, we believe that many existing and potential customers are carefully evaluating and reprioritizing their planned technology and Web-related investments and deferring purchasing decisions. As a result, there is increased uncertainty with respect to our expected revenue, and further delays or reductions in business spending for information technology could have a material adverse effect on our revenue, operating results and stock price.

Our expenses are generally fixed and we will not be able to reduce these expenses quickly if we fail to meet our revenue forecasts.

Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our budget is based, in part, on our expectations regarding future revenue levels. As a result, if total revenue for a particular quarter is below expectations, we could not proportionately reduce operating expenses for that quarter. Accordingly, such a revenue shortfall would have a disproportionate effect on our expected operating results for that quarter.

Our continued NASDAQ SmallCap Market listing is not assured, which would make the trading market for our stock more illiquid and could make it more difficult to raise capital.

The NASDAQ SmallCap Market has a number of continued listing requirements. We are presently in compliance with all the continued listing requirements. If we were to fail to meet the minimum maintenance requirements in the future, then we would be subject to a delisting process, which presently involves grace periods to regain compliance, from the NASDAQ SmallCap Market. If our common stock would be delisted by NASDAQ after expiration of any grace periods, our securities could still be eligible to trade on the OTC Bulletin Board maintained by NASDAQ, another over-the-counter quotation system, or on the pink sheets where an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. Delisting from the NASDAQ SmallCap Market would make trading our shares more difficult for investors and would likely result in a significant decline in the liquidity of the trading market, potentially leading to further volatility and declines in our share price. Further, if we were delisted it would also make it more difficult for us to raise additional capital and we would likely also incur additional costs under state blue-sky laws in connection with any sales of our securities.

We may incur non-cash charges resulting from acquisitions, which could harm our operating results.

A new standard for accounting for goodwill acquired in a business combination has recently been adopted. This new standard requires recognition of goodwill as an asset but does not permit amortization of goodwill. Instead goodwill must be separately tested for impairment. As a result, our goodwill amortization charges ceased in 2002 and we recognized a $2.3 million transitional impairment loss as the cumulative effect of a change in accounting principle as a result of the adoption of this standard.

In the future, we may incur impairment charges related to goodwill arising out of future acquisitions, if any. We may also incur large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset. We may also incur amortization expenses related to other intangible assets. Current and future accounting charges like these could harm our operating results.

Our quarterly operating results may depend on a small number of large orders.

We may derive a significant portion of our product license revenue in each quarter from a small number of relatively large orders. Our operating results for a particular fiscal quarter could be materially adversely affected if we are unable to complete one or more substantial license sales forecasted for that quarter. Additionally, we also often offer volume-based pricing, which may affect operating margins.

Factors outside our control may cause the timing of our license revenue to vary from quarter-to-quarter, possibly adversely affecting our operating results.

Applicable accounting policies may cause us to report new license agreements as deferred revenue. We recognize revenue from a customer sale when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve customization of the software, the license fee is fixed or determinable and collection of the fee is probable. If an arrangement requires acceptance testing or software customization services from Primus, recognition of the associated license and service revenue would be delayed. The timing of the commencement and completion of the these services is subject to factors that may be beyond our control, as this process may require access to the customer’s facilities and coordination with the customer’s personnel after delivery of the software. In addition, customers could delay product implementations and integrations. Implementation and integration typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with implementation or integrations or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project. Some customers may also require us to develop customized features or capabilities. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support for customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

The high level of competition in our market may result in pricing pressures, reduced margins or the failure of our products to achieve market acceptance.

The market for our products is rapidly evolving, and becoming increasingly competitive as current competitors expand their product offerings and new companies enter the market. Our suite of products competes against various vendor software tools designed to address a specific element or elements of the complete set of eService processes, including e-mail management, support, knowledge management, and web-based customer self-service and assisted service. We also face competition from in-house designed products and third-party custom development efforts.

In addition, competition may increase as a result of software industry consolidations and formations of alliances among industry participants or with third parties. Some current and potential competitors have longer operating histories and significantly greater financial, technical, marketing, service, support and other resources, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage. They might be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive products and/or more attractive terms. Some of the companies providing e-commerce, advanced natural language self service and traditional customer relationship management solutions that may compete with us include Amdocs/Clarify, Answerfriend, Autonomy, eGain, Inquira, iPhrase Technologies, Kana, Kanisa, Oracle, Peoplesoft, Right Now Technologies, ServiceWare and Siebel.

The principal competitive factors in our industry include:

•	vendor and product reputation	•	product ease-of-use
•	the availability of products for use on the Web and multiple operating platforms	•	the quality of customer support services, documentation and training
•	measurable economic return on investment	•	the quality, speed and effectiveness of application development services
•	ability to use customers as references	•	the effectiveness of sales and marketing efforts
•	product quality, performance and price	•	product integration with other enterprise applications
•	breadth of product functionality and features	•	breadth of product application suite
•	product scalability
•	vendor financial viability

As the market for eService and knowledge management software matures, it is possible that additional and possibly larger companies will enter the market, existing competitors will form alliances or current and potential competitors could acquire, be acquired by or establish cooperative relationships with third parties. The resulting organizations could have greater technical, marketing and other resources and improve their products to address the needs of our existing and potential users, thereby increasing their market share. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

Seasonality may adversely affect our quarterly operating results.

We expect to experience seasonality in our revenue. To date, we believe that other factors, such as large orders and the timing of personnel changes in our sales staff, have masked seasonality. Our customers’ purchase decisions are often affected by fiscal budgetary factors and by efforts of our direct sales force to meet or exceed sales quotas.

We rely primarily on sales of only one product family.

Product license revenue and related service revenue from our Primus eServer and Primus eSupport products accounted for 90% or more of our total revenue in the 2002 fiscal year and the six months ended June 30, 2003, and we expect these products to continue to account for a substantial portion of our revenue for the remainder of 2003. For our business to succeed, the market for this software will have to grow substantially, and we will have to achieve broad market acceptance of our products. As a result, factors adversely affecting the demand for these products and our products in general, such as competition, pricing or technological change, could materially adversely affect our business, financial condition, operating results and value of our stock price. Our future financial performance will substantially depend on our ability to sell current versions of our entire suite of products and our ability to develop and sell enhanced versions of our products.

We may not be able to forecast revenue accurately because our products have a long and variable sales cycle.

To date, the typical sales cycles for our products have taken 3 to 12 months. The length of our sales cycles may cause license revenue and operating results to vary significantly from period to period. Our sales cycles have required pre-purchase evaluation by a significant number of individuals in our customers’ organizations. Along with third parties that jointly market our software, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software deliberately, depending on their specific technical capabilities, the size of the deployment, the complexity of their network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products. In the event that the current national and global economic downturn were to continue or prospective customers were to extend their purchasing cycles, the sales cycle for our products may become longer and we may require more time and resources to complete sales.

We depend on increased business from new customers, and if we fail to grow our customer base or generate repeat business, our operating results could be harmed.

Our business model generally depends on the sale of our products to new customers as well as on expanded use of our products within our existing customers’ organizations. If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. In some cases, our customers initially make a limited purchase of our products and services for pilot programs. These customers may not purchase additional licenses to expand their use of our products. If these customers do not successfully develop and deploy initial applications based on our products, they may choose not to purchase deployment licenses or additional development licenses.

In addition, as we introduce new versions of our products or new products, our current customers might not require the functionality of our new products and might not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could decline significantly. Further, some of our customers are telecom or information technology companies, which have been forced to significantly reduce their operations in light of limited access to sources of financing and the current national and global economic slowdown. If customers are unable to pay for their current products or are unwilling to purchase additional products, our revenue will decline and this will likely materially impact adversely our revenue, operating results and stock price.

Factors outside our control may make our products less useful.

The effectiveness of our software depends in part on widespread adoption and effective use of our software by an enterprise’s personnel, partners, and customers and the value derived by each such usage. In addition, the effectiveness of our knowledge-enabled approach is somewhat dependent upon a current database. If customer-support personnel do not adopt and effectively use our Primus eServer and Primus eSupport products, necessary solutions will not be added to the database, and the database will be inadequate. If an enterprise deploying our software fails to maintain a current database, the value of our Primus eServer and Primus eSupport software to our users will be impaired. Successful deployment and broad acceptance of our Primus eServer and Primus eSupport products will depend in part on the quality of the users’ existing database of solutions, which is outside our control.

The loss of access to, or a problem with, third party databases could adversely affect our business.

Historically, we incorporated a database licensed from Versant into certain of our products. Presently, our products support IBM DB-2, Microsoft SQL Server and Oracle databases. Because many of the products we have shipped historically rely on these databases, we continue to depend on these companies to support the databases in a timely and effective manner.

Our inability to sufficiently expand our consulting capabilities would limit our ability to grow.

If sales of new licenses increased rapidly or if we were to sign an agreement for a particularly large or complex integration, our customer support and professional services personnel may be unable to meet the demand for services. In that case, if we were unable to retain or hire highly trained consulting personnel or establish relationships with third-party systems-integrators and consultants to implement our products, we would be unable to meet customer demands for integration and support services related to our products.

We may have potential contingent liabilities under service level agreements.

In connection with certain hosting services agreements and consulting services arrangements, Primus has agreed to service level performance criteria. Any failure of Primus to meet the service level performance criteria could result in certain negotiated fee credits or liquidated damage payments to any affected customers. As Primus expands its hosting services and consulting services business, the potential could exist for material, contingent liabilities related to negotiated fee credits or liquidated damages for failure to meet agreed performance criteria.

Our workforce reduction and financial performance may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

In connection with our effort to streamline operations, and reduce costs, we have engaged in several restructurings of our organization with substantial reductions in our workforce. There have been and may continue to be substantial costs associated with this or other workforce reductions related to severance and other employee-related costs, and our restructuring plans may yield unanticipated consequences, such as attrition beyond our planned reductions in workforce. As a result of these reductions, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities.

In addition, many of the employees who were terminated possessed specific knowledge or expertise that may prove to be important to our operations. In that case, their absence may create significant difficulties. Personnel reductions may also subject us to the risk of litigation, which may adversely impact our ability to conduct our operations and may cause us to incur significant expense.

Our failure to attract and retain skilled technical personnel may adversely affect our product development, sales and customer satisfaction.

Our reductions in work force since July of 2001 may affect employee morale and may create concern among existing employees about job security, which may lead to increased turnover and reduce our ability to meet the needs of our current and future customers. As a result, we may need to hire to replace personnel lost due to attrition, or to accommodate growth in specific customer needs and/or acquire new skill sets. We may be unable to hire and/or retain the skilled personnel necessary to develop and grow our business. Although a number of technology companies have recently implemented staff reductions, there remains substantial competition for experienced personnel, particularly in the greater Seattle area, where we are headquartered, due to the limited number of people available with the necessary technical skills.

Because our stock price has suffered a significant decline since 2000, stock-based compensation, including options to purchase our common stock, may have diminished effectiveness as employee hiring and retention devices. If employee turnover increases, our ability to provide client service and execute our strategy would be negatively affected. We may also face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could impair our revenue growth.

We may be adversely affected if we lose key personnel.

Our success depends largely on the skills, experience and performance of some key members of our management and technical staff. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. Much of our success also depends on Michael A. Brochu, our President and Chief Executive Officer. The loss of Mr. Brochu’s services could harm our business.

We may face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could impair our revenue growth.

Our ability to increase revenue in the future depends considerably upon our success in recruiting, training, managing and retaining additional direct sales personnel and the success of the direct sales force. We might not be successful in these efforts. Our products and services require sophisticated sales backgrounds. There is a shortage of sales personnel with the qualifications and experience, and competition for qualified personnel is intense in our industry. Our recent reductions in force may also impair our ability to recruit skilled sales personnel. Also, it may take a new salesperson a number of months to become a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than anticipated.

Acquisitions could disrupt our business and harm our financial condition.

In order to remain competitive, we may find it necessary to acquire additional businesses, products and technologies. In the event that we do complete an acquisition, we could be required to do one or more of the following:

•	issue equity securities, which would dilute current shareholders’ percentage ownership

•	assume contingent, unrecorded and / or warranty liabilities

•	amortize other intangible assets

•	incur future goodwill impairment charges

•	restructure our business

•	incur additional obligations to fund payment of the accounts payable and other liabilities of the acquired entity

These difficulties could disrupt our ongoing business, divert management resources and/or increase our expenses.

Conversely, we may be unable to complete acquisitions that we need to remain competitive due to constrained financial resources, volatility in our stock price or other factors described in these “RISK FACTORS”.

If we do not integrate acquired technology quickly and effectively, many of the potential benefits of any acquisition may not be realized.

From time to time, we evaluate various acquisition opportunities and if we successfully complete any such acquisition transaction, we cannot assure you that we will be able to integrate the acquired technology quickly and effectively. In order to obtain the certain benefits of any such acquisition, the acquired technology, products and services need to operate together with our technology, products and services. We may be required to spend additional time or money on integration, which would otherwise be spent on developing our business and services or other matters. If we do not integrate the technologies effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and results of operations, which may adversely affect our stock price. In addition, the success of any such acquisition may also depend on our ability to successfully integrate and manage the acquired operations and retain or replace the key employees of the acquired business.

Our international operations are subject to additional risks.

Revenue from customers outside the United States represented approximately $723,000, or 19% of our total revenue for the quarter ended June 30, 2003. We currently customize our products for select foreign markets. In the future, we plan to develop additional localized versions of our products and localization of our products will create additional costs and would cause delays in new product introductions. In addition, our international operations will continue to be subject to a number of other risks, including:

•	costs and complexity of customizing products for foreign countries

•	laws and business practices favoring local competitors

•	compliance with multiple, conflicting and changing laws and regulations

•	longer sales cycles

•	greater difficulty or delay in accounts receivable collection

•	import and export restrictions and tariffs

•	difficulties in staffing and managing foreign operations

•	investing at appropriate levels in foreign operations to compete effectively

•	political and economic instability

Our international operations also face foreign-currency-related risks. To date, substantially all of our revenue has been denominated in U.S. dollars, but we believe that in the future, an increasing portion of our revenue may be denominated in foreign currencies, including the Euro, British Pound and Yen. Fluctuations in the value of foreign currencies may cause further volatility in our operating results, reduce the accuracy of our financial forecasts and could have a material adverse effect on our business, operating results and financial condition.

Our failure to adapt to technology trends and evolving industry standards would hinder our competitiveness.

Our market is susceptible to rapid changes due to technology innovation, evolving industry standards, and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We will need to use leading technologies effectively, continue to develop our technical expertise and enhance our existing products on a timely basis to compete successfully in this industry. We cannot be certain that we will be successful in using new technologies effectively, developing new products or enhancing existing products on a timely basis or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

Our inability to continue integration of our products with other third-party software could adversely affect market acceptance of our products.

Our ability to compete successfully depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, including traditional eService software sold by Amdocs/Clarify, BEA, Oracle, Peoplesoft, Remedy, Siebel and others. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. These vendors have also been open to licensing us rights to use their development tools to build integrations to their products. If any one of them should close their programs’ interface, fail to grant us necessary licenses or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult and could delay or prevent our products’ integration with future systems.

Failure to successfully develop versions and updates of our products that run on the operating systems used by our current and prospective customers could reduce our sales.

Many of our products run on the Microsoft Windows NT, Microsoft Windows 2000 or certain versions of the Sun Solaris Unix and J2EE operating systems, and some require the use of third party software. Any change to our customers’ operating systems could require us to modify our products and could cause us to delay product releases. In addition, any decline in the market acceptance of these operating systems we support may force us to ensure that all of our products and services are compatible with other operating systems to meet the demands of our customers. If potential customers do not want to use the Microsoft, Sun Solaris or J2EE operating systems we support, we will need to develop more products that run on other operating systems adopted by our customers. If we cannot successfully develop these products in response to customer demands, our business could be adversely impacted. The development of new products in response to these risks would require us to commit a substantial investment of resources, and we might not be able to develop or introduce new products on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternative products.

We rely on software licensed to us by third parties for features we include in our solutions.

We incorporate software licensed from third parties into our software products. As we develop enhanced versions of our software, some of the additional functionality and capabilities of our products may be a result of additional third party applications. A significant interruption in the availability of any of the licensed third-party software could adversely affect our sales, unless and until we can replace this software with other software that performs similar functions. Because our solutions incorporate software developed and maintained by third parties, we depend on these third parties’ abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If third-party software offered now or in the future in conjunction with our solutions becomes obsolete or incompatible with future versions of our solutions, we may not be able to continue to offer some of the features we presently include in our solutions unless we can license alternative software or develop the features ourselves.

Our stock price has been volatile and could fluctuate in the future.

The market price of our common stock has been highly volatile and is subject to wide fluctuations. We expect our stock price to continue to fluctuate:

•	in response to quarterly variations in operating results

•	in response to announcements of technological innovations or new products by us or our competitors

•	because of market conditions in the enterprise software industry

•	in reaction to changes in financial estimates by securities analysts, and our failure to meet or exceed the expectations of analysts or investors

•	in response to our announcements of significant acquisitions, strategic relationships or joint ventures

•	in response to sales of our common stock

In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We are currently subject to a securities related lawsuit and the volatility of our stock price could make us a target for additional suits. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources. See the discussion of the Company’s pending legal matters our Forms 10-Q for 2003. Volatility in our stock price could make it more difficult for us to raise capital or complete acquisitions on favorable terms.

Our efforts to protect our proprietary rights may be inadequate.

Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with customers, consultants and vendors. We have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach such confidentiality agreements and other protective contracts. We may not become aware of, or have adequate remedies in the event of, such breaches.

We pursue the registration of some of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. Significant portions of our marks include the word “Primus.” Other companies use “Primus” in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word “Primus.” We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would adversely affect our trademarks.

Other companies may claim that we infringe their intellectual property or proprietary rights.

If any of our products are found to violate third party proprietary rights, we may be liable for damages and be required to reengineer our products or seek to obtain licenses from third parties, and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, which are confidential when filed, with regard to potentially similar technologies. In addition, other companies have filed trademark applications for marks similar to the names of our products. Although we believe that our products do not infringe the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. The defense of any such claims would require us to incur substantial costs and would divert management’s attention and resources to defend against any claims relating to proprietary rights, which could materially and adversely affect our financial condition and operations. If a party succeeded in making such a claim we could be liable for substantial damages, as well as injunctive or equitable relief that could effectively block our ability to sell our products and services. Any such outcome could have a material adverse effect on our business, financial condition, operating results and stock price. We do not carry any insurance against intellectual property infringement claims.

Product liability claims by our customers could result in unexpected costs and damage to Primus’ reputation.

Our license agreements with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to Primus for the product or services giving rise to the damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on errors in its software or mistakes in performing its services including claims relating to damages to our customers’ internal systems. A product liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and diverting management’s attention and resources to defend any such claim, which could materially and adversely affect our financial condition, our results of operations and our stock price.

Control by inside shareholders of a large percentage of our voting stock may permit them to influence us in a way that adversely affects our stock price.

Our officers, directors and affiliated entities together beneficially own approximately 16% of the outstanding shares of our common stock. As a result, these shareholders are able to substantially influence all matters requiring shareholder approval and, thereby, our management and affairs. Some matters that typically require shareholder approval include:

•	election of directors

•	certain amendments to our articles of incorporation

•	merger or consolidation

•	sale of all or substantially all our assets

This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

Specific provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

Our articles of incorporation and bylaws establish a classified board of directors, eliminate the ability of shareholders to call special meetings, eliminate cumulative voting for directors and establish procedures for advance notification of shareholder proposals. The presence of a classified board and the elimination of cumulative voting may make it more difficult for an acquirer to replace our board of directors. Further, the elimination of cumulative voting substantially reduces the ability of minority shareholders to obtain representation on the board of directors.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Primus and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the acquisition. Prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person

•	termination of 5% or more of the employees of the target corporation

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder

A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Primus. The foregoing provisions of our charter documents and Washington law could have the effect of making it more difficult or more expensive for a third party to acquire, or could discourage a third party from attempting to acquire Primus. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

Security breaches or equipment failure could damage our reputation and deter customers from using our services.

We must protect our computer systems and networks from physical break-ins, security breaches and other events such as electrical disruptions, equipment failure, and fire and water damage. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We could be subject to denial of service, vandalism and other attacks on our computer systems by individuals with malicious intentions. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

Future taxation or regulation of the Internet may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

Local, state, federal and foreign regulators could adopt additional laws and regulations that impose additional costs or other burdens on those companies that conduct business online. These laws and regulations could discourage web-based communications and customer self-service, which could reduce demand for our products and services.

The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. The imposition of taxes or other charges would likewise deter the use of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication and customer self-service, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could harm our growth and increase our costs, which could materially and adversely affect our financial condition, results of operations and our stock price.

Terrorists’ attacks, other acts of war or military actions may adversely affect the markets on which our Common Stock trades, our financial condition and our results of operations.

The September 11, 2001 terrorist attacks in the United States and more recent terrorist attacks in other parts of the world, as well as continued threats of global terrorism, current and future military response to them and the current United States military presence in Iraq have created many economic and political uncertainties that make it extremely difficult for us, our customers and our suppliers to accurately forecast and plan future business activities. This reduced predictability challenges our ability to operate profitably or to grow our business. In addition, the continued threats of terrorism and the heightened security measures in response to such threats have caused and may continue to cause significant disruption to commerce throughout the world. Disruption in business in response to these threats or future attacks may cause customers to defer their purchasing decisions. Disruptions in commerce could also cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenue and costs and may result in the volatility of the market price for our common stock and on the future price of our common stock.

Certain of our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our principal facilities are located in Seattle, Washington and are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our principal facilities would be seriously, or potentially completely, impaired. If we begin to generate meaningful services revenues from hosting our applications for use over the Internet, there are additional risks to our ability to maintain those hosting facilities in a disaster. In addition, the unique nature of our research activities could cause significant delays in our programs and make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

If requirements relating to accounting treatment for employee stock options are changed, we may be forced to change our business practices.

We currently account for the issuance of stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” If proposals currently under consideration by administrative and governmental authorities are adopted, we may be required to treat the value of the stock options granted to employees as compensation expense. Such a change could have a negative effect on our earnings. In response to a requirement to expense the value of stock options, we could decide to decrease the number of employee stock options granted to our employees. Such a reduction could affect our ability to retain existing employees and attract qualified candidates, and increase the cash compensation we would have to pay to them.

If accounting interpretations relating to revenue recognition change, our reported revenues could decline or we could be forced to make changes in our business practices.

Over the last several years, the accounting profession has issued several standards and interpretations relating to revenue recognition. For example, the Emerging Issues Task Force reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the American Institute of Certified Public Accountants issued Statement of Position or SOP 97-2, “Software Revenue Recognition,” and SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. In addition, in December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, or SAB 101, which explains how the SEC staff believes existing revenue recognition rules should be applied. We believe that our revenue recognition policies are currently in compliance with SOP 97-2, SOP 98-9 and SAB 101.

The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 101 as well as other revenue recognition standards with the objective of providing guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could cause us to recognize revenues differently from present practice and these changes may also increase administrative costs and otherwise harm our business.

You should not unduly rely on forward-looking statements because they are inherently uncertain.

You should not rely on forward-looking statements in this Report. This document contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future” and “intends,” and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Report. The forward-looking statements contained in this Report are subject to the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this Report and in our other reports and documents on file with the U.S. Securities and Exchange Commission.

USE OF PROCEEDS

All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. See “SELLING SHAREHOLDERS”. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

SELLING SHAREHOLDERS

All of the shares registered for sale under this prospectus are owned prior to the offer and sale of such shares by the certain former shareholders and officers of Broad Daylight, Inc. (the “selling shareholders”). All of the shares offered by the selling shareholders were acquired in connection with the merger of Broad Daylight with a wholly-owned subsidiary of Primus. Under the terms of the merger, we agreed to register the common stock received by the selling shareholders in connection with the merger. As used in this prospectus, “selling shareholders” includes the pledges, donees, transferees or others who may later hold the selling shareholders’ interests in the shares offered for sale hereby.

The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling shareholders.

None of the selling shareholders has held a position or office or had a material relationship with Primus or any of its affiliates (other than Broad Daylight, Inc.) within the past three years other than as a result of the ownership of Primus’s common stock.

Name of Shareholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Percentage of Shares Beneficially Owned Prior to Offering	Number of Shares Beneficially Owned After Offering

Thomas C. DeFilipps	13,053	13,053	*	0

Christine Bell Deighan	531	531	*	0

Clifford R Deighan	3,952	3,952	*	0

Nexus Capital Partners II, L.P. (1)	168,303	168,303	*	0

Peninsula Equity Partners SBIC, L.P. (2)	32,390	32,390	*	0

Peninsula Equity Partners, L.P. (3)	333,083	333,083	1.7%	0

RBW Investments, LLC (4)	13,053	13,053	*	0

SOFTBANK Technology Ventures Advisors’ Fund V, L.P. (5)	26,628	26,628	*	0

SOFTBANK Technology Ventures Entrepreneurs’ Fund V, L.P. (5)	17,961	17,961	*	0

SOFTBANK Technology Ventures V, L.P. (5)	999,618	999,618	5.2%	0

The Board of Trustees of the Leland Stanford Junior University (Daper 1) Stanford Management Company(6)	26,106	26,106	*	0

The Entrepreneurs’ Fund II, L.P. (4)	52,211	52,211	*	0

The Entrepreneurs’ Fund, L.P. (4)	208,842	208,842	1.1%	0

Alexandra Vuksich	515	515	*	0

Jeffrey T. Webber	1,724	1,724	*	0

Wongfratris Investment Company (7)	178,985	178,985	*	0

WS INVESTMENT COMPANY, LLC (2003A) (8)	6,527	6,527	*	0

WS INVESTMENT COMPANY, LLC (2003C) (8)	6,527	6,527	*	0

Louise Kirkbride	35,000	35,000	*	0

Susan Kinder	6,000	6,000	*	0

Total	2,131,009	2,131,009

*	Represents less than 1% of outstanding stock.

(1) Based solely upon representations of the selling shareholder, Robert Horning, David Leyrer and William Weathersby exercise voting and/or dispositive powers with respect to the shares to be offered.

(2) Based solely upon representations of the selling shareholder, Greg Ennis, Robert E. Patterson and Michelle Stecklein Call are the managing members of Peninsula Equity Partners SBIC, LLC, the general partner of Peninsula Equity Partners SBIC, L.P., and as such exercise voting and/or dispositive powers with respect to the shares to be offered.

(3) Based solely upon representations of the selling shareholder, Greg Ennis, Robert E. Patterson and Michelle Stecklein Call are the managing members of Peninsula Equity Partners LLC, the general partner of Peninsula Equity Partners, L.P., and as such exercise shared voting and/or dispositive powers with respect to the shares to be offered.

(4) Based solely upon representations of the selling shareholder, C. Woodrow Rea and Jeffrey T. Webber exercise voting and/or dispositive powers with respect to the shares to be offered.

(5) Based solely upon representations of the selling shareholder, Gary Rieschel, Greg Galanos, D. Rex Golding, J. Hiedi Roizen and Greg R. Prow exercise voting and/or dispositive powers with respect to the shares to be offered.

(6) Based solely upon representations of the selling shareholder, Tyler Edelstein, Mark Taborsky, and Victoria Von Schell exercise voting and/or dispositive powers with respect to the shares to be offered.

(7) Based solely upon representations of the selling shareholder, Ying-Hon Wong, Ying-Wood Wong and Ying-Kuen Wong exercise voting and/or dispositive powers with respect to the shares to be offered.

(8) Based solely upon representations of the selling shareholder, James A. Terranova exercises voting and dispositive powers with respect to the shares to be offered.

The selling shareholders have represented to us that they purchased their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate and in accordance with the agreed lock-up expiration described further below, we agreed with the selling shareholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier to occur of (i) the second anniversary of the closing of the acquisition of Broad Daylight, Inc. or (ii) the date that all selling shareholders have either disposed of or have the ability to dispose of all their common stock covered by this prospectus within a single three (3) month period pursuant to Rule 144 of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling shareholders or their transferees or other successors-in-interest may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions, subject to the expiration of the lock-up agreed to in connection with the merger of Broad Daylight, Inc. with a subsidiary of Primus. Under the merger agreements, the Selling Shareholders have each agreed that they will not transfer their Primus common stock except as follows: (a) up to one-third of their shares may be sold after March 3, 2004, (b) an additional one-third of their shares may be sold after June 3, 2004 and (c) all shares may be sold after September 3, 2004. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

•	in the over-the-counter market, through the NASDAQ SmallCap Market or any national securities exchange;

•	in privately negotiated transactions; or

•	through a combination of these.

The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares.

The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. We have the right to suspend the use of this prospectus if we notify the selling shareholders of the happening of any event which makes any statement made or incorporated herein untrue or which requires the making of any changes to this Prospectus or the information incorporated herein so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated herein in light of the circumstances in which they were made not misleading.

Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act. While Primus has agreed to cover the expense of registering the shares offered under this prospectus, the selling shareholders are solely responsible for all discounts, concessions and commissions. We have also agreed to indemnify the selling shareholders against liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act.

The selling shareholders may be unable to sell any or all of the shares covered by this prospectus.

VALIDITY OF COMMON STOCK

Preston Gates & Ellis LLP, Seattle, Washington has provided an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

EXPERTS

The consolidated financial statements and schedule of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements and schedule refers to a change in the method of accounting for goodwill and other intangible assets.

The financial statements of Broad Daylight, Inc. as of June 30, 2003 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Primus, that file electronically with the SEC. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and is considered to be part of this prospectus. The information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (including any amendments thereto) and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and before the time that all the securities offered by this prospectus are sold:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our current report on Form 8-K filed April 23, 2003 (incorporating by reference our press release announcing financial results for the first quarter of 2003);

•	Our current report on Form 8-K filed August 12, 2003 (incorporating by reference our press release announcing financial results for the second quarter of 2003 and the definitive agreement to acquire Broad Daylight, Inc.);

•	Our current report on Form 8-K filed September 26, 2003 (incorporating by reference our press release announcing the closing of the Broad Daylight acquisition), as amended on Form 8-K/A filed November 17, 2003;

•	Our current report on Form 8-K furnished October 28, 2003 (incorporating by reference our press release announcing financial results for the third quarter of 2003);

•	Our current report on Form 8-K filed November 4, 2003;

•	Our current report on Form 8-K filed December 24, 2003 (incorporating by reference our press release announcing the acquisition of Amacis Group Limited and the related definitive share purchase agreement); and

•	The description of our capital stock contained in our registration statement on Form 8-A, effective as of June 4, 1999, including any amendment or report we have filed to update that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Primus Knowledge Solutions, Inc.

Attention: Investor Relations

1601 Fifth Avenue, Suite 1900

Seattle, Washington 98101

(206) 834-1000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and in the documents that are incorporated by reference into this prospectus. These forward-looking statements, which include statements concerning our possible or assumed future business success or financial results, are subject to risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of events that we are unable to predict accurately or over which we have no control, including those considerations described in “Risk Factors” herein and in our filings with the SEC incorporated by reference herein.

We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or unexpected events occur.

We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of Primus may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

2,131,009 Shares

PRIMUS KNOWLEDGE

SOLUTIONS, INC.

Common Stock

PROSPECTUS

January     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. None of the costs or expenses will be incurred by the selling shareholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$409
Printing and engraving expenses	2,500
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Transfer Agent and Registrant fees	1,000

Total	23,909

Item 15.	Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 10 of the registrant’s Second Restated Bylaws provides for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant’s Fourth Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders.

Item 16.	Exhibits

5.1	Opinion of Preston Gates & Ellis LLP as to the validity of the common stock.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Preston Gates & Ellis LLP (contained in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Security Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, State of Washington, on the 13th day of January, 2004.

PRIMUS KNOWLEDGE SOLUTIONS, INC.

/s/ MICHAEL A. BROCHU

Michael A. Brochu President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Michael A. Brochu and Ronald M. Stevens, or either of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 13th day of January, 2004.

/s/ MICHAEL A. BROCHU Michael A. Brochu	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ RONALD M. STEVENS Ronald M. Stevens	Chief Financial Officer, Chief Operating Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ ANTONIO M. AUDINO Antonio M. Audino	Director

/s/ JOHN A. MOGA John A. Moga	Director

/s/ PROMOD HAQUE Promod Haque	Director

/s/ DANIEL C. REGIS Daniel C. Regis	Director

/s/ YASUKI MATSUMOTO Yasuki Matsumoto	Director

EXHIBIT INDEX

EXHIBIT NUMBER

5.1	Opinion of Preston Gates & Ellis LLP as to the validity of the common stock

23.1	Consent of KPMG LLP, independent auditors

23.2	Consent of Preston Gates & Ellis LLP (contained in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)